                                                                      EXHIBIT 11
                                                                     PAGE 1 OF 2


                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

                                                  THREE MONTHS ENDED
                                                       MARCH 31,
                                              --------------------------
                                                    1996      1995
                                              ----------     -----------
                                                (DOLLARS IN THOUSANDS,
                                                EXCEPT PER SHARE DATA)
PRIMARY EARNINGS PER COMMON SHARE

Average shares outstanding                     45,522,312     44,250,273
Assumed exercise of options outstanding           230,137        264,790
                                              -----------    -----------
Primary average shares outstanding             45,752,449     44,515,063
                                              ===========    ===========

Net earnings                                  $    39,144    $    35,657
Less: Preferred stock dividends
     Series B                                         (88)           (88)
     Series D                                           -           (123)
     Series E                                      (1,748)        (1,554)
     Preferred stock of an acquired entity              -           (337)
                                              -----------    -----------
Net earnings applicable to common shares      $    37,308    $    33,555
                                              ===========    ===========

Primary net earnings per common share         $       .82    $       .75

                                                                      EXHIBIT 11
                                                                     PAGE 2 OF 2



                 UNION PLANTERS CORPORATION AND SUBSIDIARIES
            COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE




                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                          ---------------------------
                                                              1996          1995
                                                          -------------  ------------
                                                            (DOLLARS IN THOUSANDS,
                                                            EXCEPT PER SHARE DATA)
FULLY DILUTED EARNINGS PER COMMON SHARE

Average shares outstanding                                45,522,312     44,250,273
Assumed exercise of options outstanding                      230,151        266,091
Assumed conversion of preferred stock outstanding:
    Series B                                                 339,768        339,768
    Series D                                                       -        253,655
    Series E                                               4,370,524      3,884,902
                                                         -----------    -----------
Fully diluted average shares outstanding                  50,462,755     48,994,689
                                                         ===========    ===========

Net earnings                                             $    39,144    $    35,657
Less: Preferred stock dividends of an acquired entity              -           (337)
                                                         -----------    -----------
Net earnings applicable to common shares                 $    39,144    $    35,320
                                                         ===========    ===========

Fully diluted net earnings per common share              $       .78    $       .72